EXHIBIT 10(d)(ii)

On November 22, 2005, the Board of Directors of Becton, Dickinson and Company adopted a resolution to amend the Becton, Dickinson and Company Deferred Compensation Plan (which amendments will be reflected in an overall restatement of the Plan, which shall be amended to reflect provisions consistent with Section 409A of the Internal Revenue Code):

(1)	To provide for a participant’s ability to make a deferral election by March 15, 2005 for compensation otherwise payable in 2005 after the election is made.

(2)	To provide for a participant’s ability to make a deferral election by March 15, 2005 for the Performance Incentive Plan (PIP) award earned during the 2005 fiscal year (which is otherwise payable in 2006).

(3)	To provide for a participant’s ability to make a deferral election by March 15, 2005 for performance-based restricted stock units awarded in 2004 (which are otherwise payable in 2007).

(4)	To provide for a participant’s ability to make a deferral election by March 15, 2005 for time-vested restricted stock units awarded in 2004 and 2005 (which are otherwise payable in 2007 and 2008, respectively).